================================================================================

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant                    [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement          [   ] Confidential, For use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2)

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         OAO TECHNOLOGY SOLUTIONS, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:

================================================================================

                      [OAO TECHNOLOGY SOLUTIONS, INC. LOGO]





                           7500 Greenway Center Drive
                                   16th Floor
                               Greenbelt, MD 20770

                              Phone: (301) 486-0400
                               Fax: (301) 486-0415

                             Internet: www.oaot.com
                                       ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


Dear Stockholder:

You are invited to attend the OAO Technology Solutions, Inc. 1999 Annual Meeting of Stockholders.

DATE:          Friday, May 14, 1999

TIME:          9:00 a.m. Eastern time

PLACE:         Renaissance Mayflower Hotel
               1127 Connecticut Avenue, N.W.
               Washington, DC 20036
               (202) 347-3000

DIRECTIONS:    Included on the last page

Only stockholders who owned stock at the close of business on March 31, 1999, can vote at this meeting or any adjournments that may take place.

At the meeting, we will be voting on the following matters:

o  the election of seven directors,

o  amendments to the 1996 Equity Compensation Plan,

o an amendment to our Certificate of Incorporation to increase the number of shares of common stock authorized for issuance,

o an amendment to our Certificate of Incorporation to increase the number of shares of preferred stock authorized for issuance,

o ratification of our selection of auditors for the year ending December 31, 1999, and
o  any other business properly presented at the meeting.

We also will report on our 1998 business results and other matters of interest to our stockholders. You will have an opportunity at the meeting to ask questions, make comments, and meet our management team.

Our board of directors is a vital resource. We consider your vote important, no matter how many shares you hold, and we encourage you to vote as soon as possible.

We have rewritten and reformatted our proxy statement to make it easier to read. We encourage you to read this document, and we welcome your comments on the new format.

The proxy statement, accompanying proxy card, and annual report are being mailed to stockholders beginning April 23, 1999, in connection with the solicitation of proxies by the board of directors.

Please contact Chris Ducanes at 301-486-2323 with any questions or concerns.

Sincerely,

/s/ Gregory A. Pratt                             /s/ James A. Ounsworth
-------------------------                        -----------------------------
Gregory A. Pratt                                 James A. Ounsworth
President and Chief Executive Officer            Secretary

April 23, 1999

--------------------------------------------------------------------------------
                              QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

Q: Who is entitled to vote?
A: Stockholders of record as of the close of business on March 31, 1999, may vote at the annual meeting.

Q: How many shares can vote?
A: On March 31, 1999, there were 16,709,924 shares issued and outstanding. Every stockholder may cast one vote for each share owned.

Q: What may I vote on?
A: You may vote on the following items:

   o the election of seven directors who have been nominated to serve on our board of directors,
   o  amendments to our 1996 Equity Compensation Plan,
   o an amendment to our Certificate of Incorporation to increase the number of shares of common stock authorized for issuance,
   o an amendment to our Certificate of Incorporation to increase the number of shares of preferred stock authorized for issuance,
   o  ratification of our selection of auditors, and
   o  any other business that is properly presented at the meeting.

Q: How does the board recommend I vote on the proposals?
A: The board recommends a vote FOR each board nominee and FOR each of the other proposals.

Q: How do I vote?
A: Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.

   If you sign your proxy card but do not mark any boxes showing how you wish to vote, Gregory Pratt and Christopher Ducanes will vote your shares as recommended by the board of directors.

Q: What if I hold my OAO Technology shares in a brokerage account?
A: If you hold your shares through a broker, bank or other nominee, you will receive a voting instruction form directly from them describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

   1. by telephone,
   2. via the Internet, or
   3. by returning the form to your broker.

Q: What if I want to change my vote?
A: You may change your vote at any time before the meeting in any of the following three ways:

   1. notify our corporate secretary, in writing,
   2. vote in person at the meeting, or
   3. submit a proxy card with a later date.

   If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you must obtain a legal proxy from that nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you hold your shares directly and wish to vote at the meeting, no additional forms will be required.


[OAOT LOGO]                                                                   1

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                              QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

Q: How will directors be elected?
A: The seven nominees who receive the highest number of affirmative votes at a meeting at which a quorum is present will be elected as directors.

Q: What vote is required to adopt the other items that are on the meeting agenda?

A: The following votes will be required for each item:

   o On the amendments to the 1996 Equity Compensation Plan, a quorum must be present and voting on the plan, and a majority of the votes cast must be in favor of the amendments to the plan.
   o On the amendments to our Certificate of Incorporation, a majority of the votes cast by all stockholders entitled to vote on each separate proposal must be in favor of the proposal.
   o On the ratification of our selection of auditors, we are not required under the laws of the State of Delaware to submit this to a vote. However, our board of directors will consider your vote in selecting auditors for future years.

Q: Who will count the votes?
A: A representative of ChaseMellon Shareholder Services, L.L.C., our registrar and transfer agent, will count the votes and act as the inspector of elections.

Q: What does it mean if I get more than one proxy card?
A: Your shares may be registered differently or may be in more than one account.
   We encourage you to have all accounts registered in the exact same name and address (whenever possible). You may obtain information about how to do this by contacting our transfer agent:

   ChaseMellon Shareholder Services
   85 Challenger Road
   Ridgefield Park, NJ 07660
   Toll-free telephone 800-526-0801.

   If you provide ChaseMellon with photocopies of the proxy cards that you receive or with the account numbers that appear on each proxy card, it will be easier to accomplish this.

   You also can find information on transferring shares and other useful stockholder information on their web site at www.chasemellon.com.
                                                --------------------

Q: What is a quorum?
A: A quorum is a majority of the outstanding shares. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.

   If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director.

Q: What is the effect if I abstain or fail to give instructions to my broker?
A: If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director.

   Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when banks, brokers or other


[OAOT LOGO]                                                                   2

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                              QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

   nominees holding shares on behalf of a stockholder do not receive voting instructions from the stockholder by a specified date before the meeting. In this event, banks, brokers and other nominees may vote those shares on matters deemed routine. The election of directors, the amendment to our Certificate of Incorporation to increase the authorized shares of common stock, and ratification of the selection of auditors are considered routine matters. The amendments to the 1996 Equity Compensation Plan and the amendment to the Certificate of Incorporation to increase the authorized shares of preferred stock are considered non-routine matters. Therefore, brokers, banks or other nominees will not be able to vote on those two proposals without instructions from the stockholder. This will result in a "broker non-vote" on each matter equal to the number of shares for which they do not receive specific voting instructions.

   Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and have the effect of negative votes. A "withheld" vote is treated the same as an abstention. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Q: Who can attend the meeting?
A: All stockholders are encouraged to attend the meeting. Admission tickets are not required.

Q: Are there any expenses associated with collecting the stockholder votes?
A: We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes at this time.

Q: What is a stockholder proposal?
A: A stockholder proposal is your recommendation or requirement that OAOT or our board of directors take action on a matter that you intend to present at a meeting of stockholders. However, under applicable rules we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

Q: Can anyone submit a stockholder proposal?
A: To be eligible to submit a proposal, you must have continuously held at least
   $2,000 in market value, or 1% of our common stock, for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

Q: If I wish to submit a stockholder proposal for the annual meeting in 2000, what action must I take?
A: If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2000, you must submit the proposal, in writing, so that we receive it no later than December 25, 1999. The proposal must meet the requirements established by the SEC. Send your proposal to:


[OAOT LOGO]                                                                   3

--------------------------------------------------------------------------------
                              QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

          Christopher Ducanes
          Corporate Counsel
          OAO Technology Solutions, Inc.
          7500 Greenway Center Drive
          16th Floor
          Greenbelt, MD  20770

   If you wish to present a proposal at the annual meeting in 2000 that has not been included in the proxy statement, the management proxies will be allowed to use their discretionary voting authority unless we receive notice of your proposal no later than March 9, 2000.

Q: Who are OAO Technology's largest stockholders?

A: Safeguard Scientifics, Inc., our largest stockholder, beneficially owns 33.1% of our outstanding shares of common stock. Mr. Barker, our vice chairman, beneficially owns 18.9% of our common stock. Other directors and executive officers beneficially own a total of approximately 4.2%. At December 31, 1998, no other stockholder owned more than 5% of our stock.

[OAOT LOGO]                                                                   4

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                              ELECTION OF DIRECTORS
                              Item 1 on Proxy Card
--------------------------------------------------------------------------------


Directors are elected annually and serve a one-year term. There are seven nominees for election this year. Each nominee, with the exception of Richard B. Lieb, is currently serving as a director. Each nominee has consented to serve until the next annual meeting if elected. You will find detailed information on each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.

The board recommends a vote FOR each nominee. The seven nominees who receive the highest number of affirmative votes will be elected as directors.


--------------------------------------------------------------------------------
JERRY L. JOHNSON                                             Director since 1996
Age 51

Mr. Johnson has served as chairman of the board of directors of OAO Technology since April 1996. Mr. Johnson is executive vice president of Safeguard Scientifics, Inc., a company that develops and operates emerging growth information technology companies. Mr. Johnson initially joined Safeguard in September 1995 as senior vice president of operations and was promoted to his current position in March 1999. From 1985 to 1995, Mr. Johnson held various senior executive positions with US West, including group director, vice president of network and technology services and vice president of residence planning. From 1983 to 1985, he was president and chief executive officer of Northwestern Bell Information Technologies, a subsidiary of Northwestern Bell Telephone Company. Mr. Johnson is a member of the International Society of Sloan Fellows.

--------------------------------------------------------------------------------
CECILE D. BARKER                                             Director since 1996
Age 55

Mr. Barker has served as vice chairman of the board of directors of OAO Technology since April 1996. Mr. Barker is chairman of the board, chief executive officer and a majority owner of OAO Corporation, a company he founded in 1973 to provide total solutions for aerospace and information systems industries. Mr. Barker regularly serves as an advisor to other corporations, and he is a member of the Advisory Committee for Scientific Policy for the National Science Foundation and the Science and Technology Advisory Committee for the Executive Office of the President of the United States. Mr. Barker has over 28 years of experience in the management of major scientific, technological and commercial programs.



[OAOT LOGO]                                                                   5

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GREGORY A. PRATT                                             Director since 1998
Age 50

Mr. Pratt joined OAO Technology as president and chief executive officer in July 1998. Prior to joining OAO Technology, Mr. Pratt was chief executive officer of Enterprise Technology Group, a company he founded in 1997 to provide integration, implementation and training services for SAP(TM) and Microsoft(R) applications. From 1992 to 1996, Mr. Pratt was president and chief operating officer for Intelligent Electronics, a provider of information technology products, services and solutions to corporate customers, educational institutions and governmental agencies in the United States. Mr. Pratt has 20 years of information technology industry experience.

--------------------------------------------------------------------------------
YVONNE BRATHWAITE BURKE                                      Director since 1997
Age 66

Ms. Burke has served as supervisor of the Second District of the County of Los Angeles since 1992. Ms. Burke also serves on the board of L.A. Care and NAACP Legal Defense and Education Fund. Ms. Burke is a member of the board of trustees of the Amateur Athletic Foundation and the National Academy of Public Trusteeship and serves on the advisory committee of NESTLE, USA. Ms. Burke is a former US. Congresswoman, who served on the Appropriations Committee, Departments of State, Justice and Commerce, and on the Select Committee on Assassinations.

--------------------------------------------------------------------------------
FRANK B. FOSTER, III                                         Director since 1997
Age 66

Mr. Foster retired as president and chief executive officer of Diamond Bathurst (formerly Diamond Glass) in 1987 after almost 30 years of service and is currently a business consultant. Since 1987, Mr. Foster has served on the boards of numerous companies and is currently a director of 1838 Investment Advisors, Airgas, Inc., and Contour Packaging, Inc.

--------------------------------------------------------------------------------
JOHN F. LEHMAN                                               Director since 1997
Age 56

Mr. Lehman is chairman of the board of directors of J.F. Lehman & Co., a private equity firm. He also serves on the board of directors of Ball Corporation, ISO Corporation, Burke Industries, Igor Corporation and SDI Inc. Mr. Lehman was an investment banker at Paine Webber Inc. and served as Secretary of the Navy for six years. He served as staff member to Dr. Henry Kissinger on the National Security Council.

--------------------------------------------------------------------------------
RICHARD B. LIEB                                                 Director Nominee
Age 51

Mr. Lieb is president of SEI's Investment Systems and Services Division, and is responsible for the overall business of SEI's Trust Technology, Proprietary and Back Office Services. Mr. Lieb has held numerous positions since joining SEI in 1976, including senior vice president of operating services, senior vice president of business development, and president of insurance asset services. Mr. Lieb is a director of SEI.


[OAOT LOGO]                                                                   6

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                  BOARD OF DIRECTORS -- ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

Board Meetings: The board of directors held 8 meetings in 1998. Each director attended at least 75% of the total number of meetings of the board and committees of which he or she was a member.

Board Compensation: Directors who are not officers, employees or consultants of OAOT or Safeguard Scientifics receive the following compensation:

o  $6,000 annually
o  $1,000 annually for chairing the audit committee
o  $1,000 for each board meeting attended
o  $1,000 for each committee meeting attended
o  reimbursement of out-of-pocket expenses

Additionally, each director who is not an officer, employee or consultant of OAOT or Safeguard receives a stock option to purchase 20,000 shares of our common stock upon initial election to the board. Each eligible director also receives a grant of a stock option to purchase 4,000 shares of our common stock on the second anniversary of his or her election as a board member.

Directors' options have a ten-year term and vest 25% each year starting on the grant date. The exercise price is equal to the fair market value of a share of our common stock on the grant date.

No options were granted to directors during 1998.


--------------------------------------------------------------------------------
                        BOARD COMMITTEE MEMBERSHIP ROSTER
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       Audit               Compensation
--------------------------------------------------------------------------------
Meetings held in 1998                   4                       5
--------------------------------------------------------------------------------
Yvonne Brathwaite Burke                 X                       X
--------------------------------------------------------------------------------
Frank B. Foster, III                    X*                      X
--------------------------------------------------------------------------------
John F. Lehman                          X                       X*
--------------------------------------------------------------------------------

* Chairperson

Compensation Committee

o reviews and recommends the compensation arrangements for senior management, including salaries, bonuses, and options
o  administers our equity compensation plan

Audit Committee

o recommends the hiring and retention of our independent certified public accountants
o discusses the scope and results of our audit with the independent certified public accountants
o reviews with management and the independent certified public accountants the interim and year-end operating results
o considers the adequacy of our internal accounting controls and audit procedures
o reviews the non-audit services to be performed by the independent certified public accountants


[OAOT LOGO]                                                                   7

--------------------------------------------------------------------------------
                          ADOPTION OF AMENDMENTS TO THE
                          1996 EQUITY COMPENSATION PLAN
                              Item 2 on Proxy Card
--------------------------------------------------------------------------------


Background

Our 1996 Equity Compensation Plan was initially adopted in 1996. Since only 96,299 shares remained available for issuance under that plan, in February 1999, our board adopted, subject to stockholder approval, an amendment to the plan authorizing the issuance of an additional 3,400,000 shares under the plan. The board also approved other amendments to the plan, including, among other things, a change in the definition of fair market value and the addition of individuals to whom an offer of employment has been extended as eligible participants under the plan.

Our board believes that the additional shares should be made available under our 1996 Plan to enable us to continue to attract and retain outstanding executives and employees. OAOT believes that the 1996 Plan will encourage the participants to contribute materially to our growth, thereby benefiting our stockholders, and will align the economic interests of the participants with those of the stockholders. OAOT is located in a geographical area where demand for skilled individuals in our industry is extremely high and very competitive. We use grants under our 1996 Plan as a significant portion of our broad-based incentive compensation, awarding grants to many layers of the organization far below the senior executive ranks. We have historically granted incentive stock options and non-qualified stock options with an exercise price that has been at least equal to the fair market value at the time of grant. We most likely will continue to do so in the future except in those limited circumstances where the compensation committee believes a different type of grant is warranted.

The board recommends a vote FOR approval of the amendments to the 1996 Plan. Approval of the amendments to the 1996 Plan requires a majority of the votes cast at a meeting at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy, and voting on the amendments. If the stockholders do not approve the amendments, then the number of shares that may be issued under the 1996 Plan will not exceed 3,200,000 shares.

Purpose of the 1996 Plan

The 1996 Plan provides participants with an opportunity to receive grants of stock options, stock appreciation rights, restricted stock, and performance units.

We believe the 1996 Plan will encourage the participants to contribute to our growth, thus benefiting our stockholders, and will align the economic interests of the participants with those of our stockholders.

The 1996 Plan is not qualified under section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act.

Shares Subject to the 1996 Plan

The 1996 Plan, as amended, authorizes the issuance of up to a total of 6,600,000 shares of our common stock, subject to adjustment as discussed below. The maximum number of shares that may be granted to any individual during any calendar year is 1,600,000. If options or stock appreciation rights granted under the plan terminate, expire or are canceled, forfeited, exchanged or surrendered without being exercised, or if a restricted stock award or performance unit is forfeited,


[OAOT LOGO]                                                                   8
those shares will again be available for purposes of the 1996 Plan. Of the additional shares authorized for issuance, options for 650,951 of such shares already have been awarded to certain executives and other employees and 750,000 additional shares have been committed for issuance pursuant to the terms of Mr. Pratt's employment agreement. The balance of the newly authorized shares will be available for grants to existing and future employees from time to time. At March 31, 1999, of the 6,600,000 shares authorized for issuance, 248,769 shares have been issued upon exercise of options, 3,602,182 shares are subject to options outstanding under the plan, and 2,749,049 shares remain available for future issuance. The closing price of a share of our common stock on March 31, 1999, was $3.25 per share.

Administration of the 1996 Plan

The 1996 Plan is administered by the compensation committee, which is currently composed of Frank Foster, John Lehman and Yvonne Brathwaite Burke. The committee currently satisfies the requirement of section 162(m) of the Internal Revenue Code of 1986 that grants made under the 1996 Plan be approved by a committee appointed by the board consisting of not less than two persons who are "outside directors."

The committee has the authority to administer and interpret the 1996 Plan. Specifically, the committee is authorized to
o  determine the individuals to whom grants will be made,
o  determine the type, size and terms of the grants,
o determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability,
o make factual determinations and adopt or amend appropriate rules, regulations, agreements and instruments for implementing the 1996 Plan, and
o  deal with any other matters arising under the plan.

Eligibility for Participation and Grants

Those eligible to receive grants are employees (including officers or members of the board), individuals to whom we have offered employment, and non-employee directors of OAOT or any subsidiary, as well as advisors who perform services for OAOT or any subsidiary. There are approximately 2,000 employees, 5 non-employee directors, and 4 advisors currently eligible to receive grants.

Grants may consist of incentive stock options, non-qualified stock options, restricted stock awards, stock appreciation rights, or performance units. All grants are subject to the terms and conditions of the 1996 Plan.

Grants will continue to vest and remain exercisable as long as a participant remains in our service and for a period of time after termination. In determining whether a participant will be considered to have terminated service for purposes of exercising options and stock appreciation rights and satisfying conditions with respect to restricted stock and performance units awarded under the 1996 Plan, a participant will not be considered to have terminated service until the participant ceases to serve as an employee of OAOT or any subsidiary, advisor, and member of the board. The committee has the authority to waive or modify these termination provisions.

Stock Options

Grant of Stock Options. The committee may grant options qualifying as incentive stock options to participants who are employees. The committee may grant non-qualified stock options to any participant. Grants to employees may be made in any combination of incentive stock options and non-qualified stock options.


[OAOT LOGO]                                                                   9

Option Price. The option exercise price is determined by the committee at the time of grant. To qualify as an incentive stock option, the exercise price may not be less than the fair market value of the common stock at the time of grant, which is determined by averaging the high and low traded prices on the grant date. Also, the value, determined as of the grant date, of any incentive stock options held by a participant that become exercisable for the first time during any calendar year cannot exceed $100,000. If a participant owns stock having more than 10% of the voting power of OAOT, the exercise price of an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of grant.

Term and Exercisability of Stock Options. The committee determines the term of stock options granted under the 1996 Plan although the term may not exceed ten years. If a participant owns stock having more than 10% of the voting power of OAOT, the term of an incentive stock option may not exceed five years. The committee determines how stock options will become exercisable and may accelerate vesting at any time for any reason.

Manner of Exercise of Stock Options. To exercise a stock option, a participant must deliver a written exercise notice specifying the number of shares to be purchased together with payment of the option exercise price. The exercise price may be paid in any of the following ways:
o  in cash,
o by delivering shares of OAOT common stock already owned by the participant having a fair market value equal to the exercise price,
o  in a combination of cash and shares, or
o any other method of payment the committee may approve, including a "cashless exercise" of a stock option effected by delivering a notice of exercise to OAOT and a securities broker, with instructions to the broker to deliver to OAOT out of the sale proceeds the amount necessary to pay the exercise price.

In the case of a non-qualified stock option, we are also required to withhold the applicable taxes. If approved by the committee, the income tax withholding obligation may be satisfied by withholding shares of an equivalent market value.

Shares of common stock tendered in payment of the exercise price must have been held by the participant long enough to avoid adverse accounting consequences to OAOT.

Termination of Stock Options as a Result of Termination of Employment, Disability or Death. Generally, vested stock options will remain exercisable as follows:
o for one year following termination of service if an individual dies or is disabled or
o  for 90 days following termination of service for any other reason.

The committee, either at or after grant, may provide for different termination provisions. Options which are not exercisable at termination of service are terminated as of that date.

If service is terminated for cause, the committee may terminate all stock options held by a participant at the date of termination. The committee also may, upon refund of the exercise price, require the participant to forfeit all shares underlying any exercised portion of an option for which we have not yet delivered the share certificates and any option gain realized by the participant from exercising all or any portion of an option within the two-year period prior to the termination.

Transferability of Stock Options. Generally, only a participant may exercise rights under a stock option during his or her lifetime, and those rights may not be transferred except by will or by the laws of descent and distribution. When a


[OAOT LOGO]                                                                  10
participant dies, the personal representative or other person entitled to succeed to his or her rights may exercise those rights upon furnishing satisfactory proof of that person's right to receive the stock option. The committee may nevertheless choose to provide with respect to non-qualified stock options that a participant may transfer those options to family members or other persons or entities.

Restricted Stock Grants

The committee may provide an employee or advisor with an opportunity to acquire shares of our common stock contingent upon his or her continued service or the satisfaction of other criteria. Restricted stock differs from a stock option in that a participant must make an immediate decision whether to make an investment in the stock. The committee determines the amount to be paid for the stock or may decide to grant the stock for no consideration. The committee may specify that the restrictions will lapse over a period of time or according to any other factors or criteria. If a participant's service terminates during the period of any restrictions, the restricted stock grant will terminate with respect to all shares as to which the restrictions on transfer have not lapsed, unless the committee provides for an exception to this requirement. Until the restrictions on transfer have lapsed, a participant may not in any way dispose of the shares of common stock to which the restriction applies. All restrictions lapse upon the expiration of the applicable restriction period. Unless the committee determines otherwise, however, during the restriction period the participant has the right to vote restricted shares and to receive any dividends or other distributions paid on them, subject to any restrictions specified by the committee.

Stock Appreciation Rights

The committee may provide an employee or advisor with the right to receive a benefit measured by the appreciation in a specified number of shares of our common stock over a period of time. The amount of this benefit is equal to the difference between the fair market value of the stock on the exercise date and the base amount of the stock appreciation right (SAR). Generally, the base amount of a SAR is equal to the per share exercise price of the related stock option or, if there is no related option, the fair market value of a share of common stock on the date the SAR is granted. The committee may pay this benefit in cash, in stock, or any combination of the two.

The committee may grant a SAR either separately or in tandem with all or a portion of a stock option. SARs may be granted when the stock option is granted or later while it remains outstanding. In the case of an incentive stock option, SARs may be granted only at the time the option is granted. Tandem SARs may not exceed the number of shares of common stock that the participant may purchase upon the exercise of the related stock option during the period. Upon the exercise of a stock option, the SARs relating to the common stock covered by the stock option terminate. Upon the exercise of SARs, the related stock option terminates to the extent of an equal number of shares of common stock.

SARs are subject to the same termination provisions on death, disability or termination of service as stock options. The committee may accelerate the exercisability of any or all outstanding SARs.

Performance Units

The committee may grant performance units to employees or advisors representing a right to receive an amount based on the value of the performance unit if the performance goals established by the committee are met. A performance unit may be based on the fair market value of a share of common stock or on any other measurement base that the committee deems appropriate. The committee will determine the number of performance units to be granted, the requirements applicable to the performance units, the period during which the performance will be measured,


[OAOT LOGO]                                                                   11
the performance goals applicable to the performance units, and any other conditions that the committee deems appropriate. At the end of each performance period, the committee will determine to what extent the performance goals and other conditions of the performance unit have been met and the amount, if any, to be paid with respect to the performance units. Payments may be made in cash, in common stock, or in a combination of the two, as determined by the committee. Unless the committee provides for a complete or partial exception, performance units are forfeited if the conditions of the grant are not met and are subject to the same termination provisions on death, disability or termination of service as stock options.

Qualified Performance-Based
Compensation

The committee may designate performance units and restricted stock granted to an employee as qualified performance-based compensation under section 162(m) of the Code upon the establishment of appropriate performance goals and performance periods as provided in section 162(m) of the Code. If restricted stock or performance units measured with respect to the fair market value of our common stock are granted, not more than 1,600,000 shares of the common stock may be granted to an employee under the performance units or restricted stock for any performance period. If performance units are measured with respect to other criteria, the maximum amount that may be paid to an employee with respect to a performance period is $1,000,000. The committee will certify and announce the results for each performance period to all participants immediately following the announcement of our financial results for the performance period. If and to the extent the committee does not certify that the performance goals have been met, the grants of restricted stock or performance units for the performance period will be forfeited.

Termination of the 1996 Plan;
Amendment of Options

The board may amend or terminate the 1996 Plan at any time. The 1996 Plan will terminate, in any event, on May 2, 2006.

Grants made prior to termination will remain in effect after termination of the 1996 Plan unless the participant consents or unless the committee revokes or amends a grant in accordance with the terms of the 1996 Plan. The termination of the 1996 Plan will not impair the power and authority of the committee with respect to outstanding grants.

Adjustment Provisions

The committee will adjust the number and exercise price of outstanding grants, as well as the number and kind of shares available for grants and individual limits for any single participant under the 1996 Plan, to appropriately reflect any of the following events:
o a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares;
o a merger, reorganization or consolidation in which OAOT is the surviving corporation;
o  a reclassification or change in par value;
o any other extraordinary or unusual event affecting the outstanding common stock as a class without OAOT's receipt of consideration; or
o a substantial reduction in the value of outstanding shares of common stock as a result of a spinoff or OAOT's payment of an extraordinary dividend or distribution.

Reorganization; Change in Control

Upon a reorganization where OAOT is not the surviving corporation, or survives only as a subsidiary of another corporation, unless the committee determines otherwise, all outstanding stock options and SARs that are not exercised shall be assumed by, or

[OAOT LOGO]                                                                   12
replaced with comparable options or rights by, the surviving corporation.

Nevertheless, the committee may take the following actions:
o require that participants surrender their outstanding options and SARs in exchange for a payment, in cash or common stock, in an amount equal to the amount by which the then fair market value subject to the grants exceeds the exercise price of the options or the base amount of the SARs or
o terminate any or all unexercised options or SARs as of the date of the reorganization or such other date as the committee specifies after giving participants an opportunity to exercise their outstanding options or SARs.

Federal Income Tax Consequences

The current federal income tax treatment of grants under the 1996 Plan is described below. Local and state tax authorities also may tax incentive compensation awarded under the 1996 Plan. Because of the complexities involved in the application of tax laws to specific circumstances and the uncertainties as to possible future changes in those laws, we urge participants to consult their own tax advisors concerning the application of the general principles discussed below to their own situations and the application of state and local tax laws.

Incentive Stock Options. A participant will not recognize taxable income for the purpose of the regular income tax upon either the grant or exercise of an incentive stock option. However, for purposes of the alternative minimum tax imposed under the Code, in the year in which an incentive stock option is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be treated as an item of adjustment.

If a participant disposes of the shares acquired under an incentive stock option after at least two years following the date of grant and at least one year following the date of exercise, the participant will recognize a long-term capital gain or loss equal to the difference between the amount realized upon the disposition and the exercise price. We will not be entitled to any tax deduction by reason of the grant or exercise of the incentive stock option.

If a participant disposes of shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements (known as a disqualifying disposition), the gain recognized on the disposition will be taxed as ordinary income to the extent of the difference between the lesser of the sale price or the fair market value of the shares on the date of exercise and the exercise price. We will be entitled to a federal income tax deduction in the same amount. The gain, if any, in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the participant held the shares before the disposition.

If a participant tenders shares of common stock received upon the exercise of an incentive stock option to pay the exercise price within either the two-year or one-year holding periods described above, the disqualifying disposition of the shares used to pay the exercise cost will result in income (or loss) to the participant and, to the extent of a recognized gain, a tax deduction to OAOT. If, however, the holding period requirements are met and the number of shares received on the exercise does not exceed the number of shares surrendered, the participant will recognize no gain or loss with respect to the surrendered shares and will have the same basis and holding period with respect to the newly acquired shares as with respect to the surrendered shares. To the extent that the number of shares received exceeds the number surrendered, the participant's basis in the excess shares will equal the amount of cash paid by the participant upon the original exercise of the stock option, and the participant's holding period with respect to the excess shares will begin on the date


[OAOT LOGO]                                                                   13
the shares are transferred to the participant. The tax treatment described above for shares newly received upon exercise is not affected by using shares to pay the exercise price.

Non-qualified Stock Options. There are no federal income tax consequences to a participant or OAOT upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price, and we will be entitled to a corresponding federal income tax deduction.

If a participant surrenders shares to pay the exercise price, and the number of shares received on the exercise does not exceed the number of shares surrendered, the participant will recognize no gain or loss on the surrendered shares, and will have the same basis and holding period for the newly acquired shares as for the surrendered shares. To the extent that the number of shares received exceeds the number surrendered, the fair market value of the excess shares on the date of exercise, reduced by any cash paid by the participant upon exercise, will be includible in the gross income of the participant. The participant's basis in the excess shares will equal the sum of the cash paid by the participant upon the exercise of the stock option plus any amount included in the participant's gross income as a result of the exercise of the stock option.

The committee may permit a participant to surrender or deliver shares otherwise issuable upon exercise, or previously acquired shares, to satisfy the federal income tax withholding, subject to the restrictions set forth in the 1996 Plan. Such an election will result in a disposition of the shares surrendered or delivered, and an amount will be included in the participant's income equal to the excess of the fair market value of the shares over the participant's basis in the shares.

Upon the sale of the shares acquired by the exercise of a non-qualified stock option, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the non-qualified stock options).

Restricted Stock. A participant normally will not recognize taxable income upon the award of a restricted stock grant, and we will not be entitled to a deduction, until the stock is transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the common stock is either transferable or no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock at that time, less any consideration paid by the participant for the shares, and we will be entitled to a federal income tax deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the fair market value of the common stock at that time less any consideration paid by the participant for the shares, determined without regard to the restrictions. In such event, we generally will be entitled to a corresponding federal income tax deduction in the same year. Any gain or loss recognized by the participant upon a subsequent disposition of the shares will be capital gain or loss. If, after making the election, any shares subject to a restricted stock grant are forfeited, or if the market value declines during the restriction period, the participant is not entitled to any tax deduction or tax refund if the participant does not recover any consideration paid by the participant for the restricted stock.


[OAOT LOGO]                                                                   14

Stock Appreciation Rights. There are no federal income tax consequences to a participant or to OAOT upon the grant of a SAR. Upon the exercise of a SAR, a participant will recognize ordinary compensation income in an amount equal to the cash and the fair market value of the shares of common stock received upon exercise. We generally will be entitled to a corresponding federal income tax deduction at the time of exercise. Upon the sale of any shares acquired by the exercise of a SAR, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the amount of ordinary income recognized by the participant at the time of exercise of the SAR).

Performance Units. A participant will not recognize any income upon the grant of a performance unit. At the time the committee determines an amount, if any, to be paid with respect to performance units, the participant will recognize ordinary compensation income in an amount equal to the cash and the fair market value of the shares of common stock authorized for payment by the committee. We generally will be entitled to a corresponding federal income tax deduction. Upon the sale of any shares acquired, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the amount of ordinary income recognized by the participant upon payment of the shares).

Tax Withholding. All grants under the 1996 Plan are subject to applicable tax withholding requirements. We have the right to deduct from all grants paid in cash, or from other wages paid to a participant, any taxes required by law to be withheld with respect to the grant. If grants are paid in shares of common stock, we may require a participant to pay the amount of any taxes that we are required to withhold or may deduct the amount of withholding taxes from other wages paid to the participant. If approved by the committee, the income tax withholding obligation with respect to grants paid in common stock may be satisfied by having shares withheld up to an amount that does not exceed the participant's maximum marginal tax rate for federal (including FICA), state and local tax liabilities. Our obligations under the 1996 Plan are conditional upon the payment or arrangement for payment of any required withholding.

Section 162(m). Under section 162(m) of the Code, we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated employees in any one year. Total remuneration may include amounts received upon the exercise of stock options and SARs granted under the 1996 Plan, the value of shares subject to restricted stock grants when the shares become nonforfeitable (or such other time when income is recognized) and the amounts received pursuant to other grants under the 1996 Plan. An exception does exist, however, for "performance-based compensation." Grants of stock options and SARs generally will meet the requirements of "performance-based compensation." Restricted stock grants generally will not qualify as, and performance units may not qualify as, "performance-based compensation."


[OAOT LOGO]                                                                   15

                                NEW PLAN BENEFITS

The following table shows the number of options that were granted under the 1996 Equity Compensation Plan subject to stockholder approval at the annual meeting of the proposal contained in Item 2 above and the number of shares that have been committed for issuance pursuant to the terms of Mr. Pratt's employment agreement.


                          1996 EQUITY COMPENSATION PLAN

--------------------------------------------------------------------------------------------------------------
            Name and Position                       Dollar Value ($)(1)                      Number of Units
--------------------------------------------------------------------------------------------------------------
Gregory A. Pratt, Chief                                   $  0                                       950,000
Executive Officer and
President (2)
--------------------------------------------------------------------------------------------------------------
William R. Hill, former Chief                             $  0                                             0
Executive Officer and
President
--------------------------------------------------------------------------------------------------------------
Edgar M. Fields, former Chief                             $  0                                             0
Operating Officer
--------------------------------------------------------------------------------------------------------------
Samuel D. Horgan, former                                  $  0                                             0
Chief Financial Officer
--------------------------------------------------------------------------------------------------------------
Executive Group (3)                                       $  0                                     1,050,000
--------------------------------------------------------------------------------------------------------------
Non-executive Director Group                              $  0                                             0
--------------------------------------------------------------------------------------------------------------
Non-executive Officer                                     $  0                                       350,951
Employee Group
--------------------------------------------------------------------------------------------------------------

(1) All options have an exercise price at least equal to the fair market value of our shares of common stock as of the grant date. As optionees must pay the exercise price to us to acquire the shares upon exercise of the option, the dollar value of benefits received by or allocated to the optionees on the grant date was zero.

(2) Includes 750,000 shares that have been committed for issuance pursuant to the terms of Mr. Pratt's employment agreement. The purchase price for the shares will be equal to the fair market value of the shares.

(3) Includes 200,000 options granted to Mr. Pratt, 750,000 shares committed for issuance to Mr. Pratt, and 100,000 options granted to Mr. Fox.


[OAOT LOGO]                                                                   16

                                AMENDMENTS TO THE
                          CERTIFICATE OF INCORPORATI0N
                           Items 3 and 4 on Proxy Card

Proposed Amendments

Our board of directors is recommending that the stockholders approve the following two amendments to our Certificate of Incorporation:

Item 3--to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.

Item 4--to increase the number of authorized shares of preferred stock from 5,000,000 to 10,000,000.

The board recommends a vote FOR approval of both of these amendments to the Certificate of Incorporation.

Background

As of March 31, 1999:
o   16,709,924 shares of common stock were issued and outstanding,
o 6,351,231 shares of common stock were reserved for issuance under our equity compensation plan (which includes the 3,400,000 shares of common stock to be reserved for issuance under the proposed amendment to the 1996 Equity Compensation Plan described in the second proposal),
o 995,650 shares of common stock were reserved for issuance under our employee stock purchase plan, and
o no shares of preferred stock were issued, outstanding, or reserved for issuance.

The additional shares of common stock for which authorization is sought will be identical to the shares of common stock now authorized. Holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by OAOT.

The board of directors may issue the additional shares of preferred stock for which authorization is sought in one or more classes or series. Prior to the issuance of the shares, the board also may establish the number of preferred shares in each class or series and the attributes of each class or series, including dividend rates, liquidation preferences, conversion rights, voting rights, redemption prices, and similar matters relating to preferences or relative, participating, optional, or other special rights of the shares, or the qualifications, limitations or restrictions of those rights.

Purpose and Effect of Amendment

The additional shares of common stock and preferred stock being authorized could be issued publicly or privately for a variety of corporate purposes, including in connection with financings, acquisitions, stock splits, stock dividends, employment agreements, warrants, stock options, employee benefit plans, or for purposes of augmenting the capital of OAOT. We currently have no plans, understandings or arrangements to issue any of the additional shares of common stock or preferred stock authorized by the amendments, nor are the additional shares of common stock necessary to provide sufficient shares for the proposed amendment to the 1996 Equity Compensation Plan described in the second proposal. However, because the need to issue shares can arise when it would be inconvenient or impossible to hold a stockholders' meeting, our board believes that it is prudent business planning to authorize the issuance of the additional shares of common stock and preferred stock.


[OAOT LOGO]                                                                   17

No further vote of our stockholders will be required prior to the issuance, except as may otherwise be required by the laws of the State of Delaware or the Nasdaq rules. The Nasdaq rules require us to obtain stockholder approval in the following instances:

o the issuance of stock to officers and directors under certain types of stock plans or arrangements,
o   certain stock issuances to related parties,
o the issuance of new shares representing 20% or more of the outstanding or voting shares of OAOT, and
o   when the issuance will result in a change of control.

The proposed amendments are not intended to have an anti-takeover effect. However, the availability of additional shares of common stock and preferred stock could make any attempt to gain control of OAOT or our board of directors more difficult, costly, or time-consuming. Under certain circumstances, if the shares were issued to a holder or holders who oppose a takeover bid, the additional shares could be used by our board to frustrate persons seeking to takeover OAOT.

The issuance of additional shares of common stock or preferred stock, whether or not in connection with a contest for control, will, in most instances, dilute the voting power of each stockholder, and may dilute earnings and book value on a per share basis.

Approval Required

Approval of each of Item 3 and Item 4 requires the separate affirmative vote of a majority of the votes cast by the holders of outstanding shares of common stock entitled to vote on each matter.

If the stockholders approve both Item 3 and Item 4, then we will amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000 and increase the number of authorized shares of preferred stock from 5,000,000 to 10,000,000.

If the stockholders approve only Item 3, then the amendment to our Certificate of Incorporation will be filed to increase only the number of authorized shares of common stock. If the stockholders approve only Item 4, then the amendment to our Certificate of Incorporation will be filed to increase only the number of authorized shares of preferred stock. Approval of Item 3 and Item 4 are not conditioned on each other. If neither Item 3 nor Item 4 is approved, the number of shares authorized for issuance will not exceed 25,000,000 shares of common stock and 5,000,000 shares of preferred stock.

--------------------------------------------------------------------------------
                      RATIFICATION OF SELECTION OF AUDITORS
                              Item 5 on Proxy Card
--------------------------------------------------------------------------------

The board of directors has selected the firm of Deloitte & Touche, LLP, independent accountants, to serve as auditors for the year ending December 31, 1999. Deloitte & Touche has served as our auditors since 1996. We expect that a member of the firm will be present at the annual meeting, will have an opportunity to make a statement at the meeting, if so desired, and will be available to respond to appropriate questions. Ratification of the selection of auditors is not required under the laws of the State of Delaware but will be considered by our board of directors in selecting auditors for future years.



[OAOT LOGO]                                                                   18

--------------------------------------------------------------------------------
                   STOCK OWNERSHIP OF DIRECTORS, OFFICERS AND
                        BENEFICIAL OWNERS OF MORE THAN 5%
                              AS OF MARCH 31, 1999
--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                          Outstanding                              Shares Beneficially
                                      Shares Beneficially    Options Exercisable      Owned Assuming
                Name                         Owned             Within 60 Days      Exercise of Options    Percent of Shares
-----------------------------------------------------------------------------------------------------------------------------
Safeguard Scientifics, Inc.                   5,529,356                        0            5,529,356            33.1%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087-1945
-----------------------------------------------------------------------------------------------------------------------------
Cecile D. Barker                              3,160,000                        0            3,160,000            18.9%
  10816 Barnwood Lane
  Potomac, MD 20854
-----------------------------------------------------------------------------------------------------------------------------
Jerry L. Johnson                                 39,496                        0               39,496             *
-----------------------------------------------------------------------------------------------------------------------------
Gregory A. Pratt                                111,111                        0              111,111             *
-----------------------------------------------------------------------------------------------------------------------------
Yvonne Brathwaite Burke                               0                   10,000               10,000             *
-----------------------------------------------------------------------------------------------------------------------------
Frank B. Foster, III                                100                   18,501               18,601             *
-----------------------------------------------------------------------------------------------------------------------------
John F. Lehman                                        0                   10,000               10,000             *
-----------------------------------------------------------------------------------------------------------------------------
Richard B. Lieb                                   2,000                        0                2,000             *
-----------------------------------------------------------------------------------------------------------------------------
William R. Hill                                 326,909                        0              326,909             2.0%
-----------------------------------------------------------------------------------------------------------------------------
Edgar M. Fields                                   3,300                  124,625              127,925             *
-----------------------------------------------------------------------------------------------------------------------------
Samuel D. Horgan                                  2,000                   84,626               86,626             *
-----------------------------------------------------------------------------------------------------------------------------
Executive officers and directors as           3,659,916                  250,252            3,910,168            23.1%
a group (12 persons)
-----------------------------------------------------------------------------------------------------------------------------

*   Less than 1% of our outstanding shares of common stock

Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except as follows:

Safeguard      Safeguard Scientifics (Delaware), Inc. is the record owner of
               3,813,100, and Safeguard Delaware, Inc. is the record owner of 716,256, of the shares in the above table. Both of these entities are wholly owned subsidiaries of Safeguard Scientifics.
               The remaining 1,000,000 shares are owned of record by Safeguard
               97 Capital, L.P., a limited partnership of which Safeguard
               Delaware, Inc. is the sole general partner. Consequently, all of these shares are beneficially owned by Safeguard Scientifics and have been pledged by Safeguard as collateral under its bank line of credit.

Jerry Johnson  Includes 4,800 shares held by two trusts of which Mr. Johnson serves as a co-trustee.

Samuel Horgan  Includes 500 shares held by his spouse and 500 shares held by his son.


[OAOT LOGO]                                                                   19

Section 16(a) Beneficial Ownership Reporting Compliance: The rules of the SEC require that we disclose late filings of reports of stock ownership by our directors and executive officers. To the best of our knowledge, the only late filing was a Form 3 filed late by Ronald A. Branch, an executive officer of OAOT.


--------------------------------------------------------------------------------
                             STOCK PERFORMANCE GRAPH
--------------------------------------------------------------------------------

The following chart compares the cumulative total stockholder return on the our common stock for the period beginning with the commencement of our initial public offering on October 21, 1997, through December 31, 1998, with the cumulative total return on the Nasdaq Index and the cumulative total return for a peer group index for the same period. The peer group consists of SIC Code 737--Computer Programming and Data Processing Services. The comparison assumes that $100 was invested in our common stock on October 21, 1997, at the initial public offering price of $5.00 per share, and in each of the comparison indices, and assumes reinvestment of dividends. We have historically reinvested earnings in the growth of our business and have not paid cash dividends on our common stock.

                                21-Oct-97         Dec-97          Dec-98
                             ---------------------------------
OAOT                               100             185              60
Nasdaq                             100              99             139
Peer Group                         100             100             168


[OAOT LOGO]                                                                   20

--------------------------------------------------------------------------------
                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


COMPENSATION PHILOSOPHY

We are in a highly competitive industry.  To succeed, we must be able to
o   attract and retain outstanding employees,
o promote among them the economic benefits of stock ownership in our company, and
o motivate and reward employees who, by their hard work, loyalty, and exceptional service, make contributions of special importance to the success of our business.

We have structured our executive compensation program to support our strategic goals and objectives.

COMPENSATION STRUCTURE

The compensation of our executives consists of
o   base pay,
o   annual cash incentives, and
o   stock options.

Base Pay

Base pay is established initially for new executives at the median for companies of a comparable size in the information technology industry. To establish these levels, we review the findings and recommendations made through the William M. Mercer's Executive Compensation Competitive Review. A range of salary increases generally is determined at the time the budget is established each year based on a review of the level of achievement of financial and strategic objectives defined in OAOT's annual strategic plan. At the time of an individual's review, which generally is performed near the anniversary of an individual's hire date, salary increases may be awarded based upon the individual's performance and contributions to the achievement of OAOT's objectives.

1998 base pay for Mr. Pratt and Mr. Hill. Mr. Pratt's 1998 base salary was fixed in his employment agreement when he joined OAOT in July 1998. Mr. Hill, who served as CEO until June 1998, received an increase in 1998 base pay of 66% from his 1997 salary. This increase was based on a review of executive compensation for publicly traded companies in the information technology sector.

Other highly compensated executives' 1998 base pay. Base pay for 1998 was determined by considering the same factors discussed above and individual performance for each executive.

Cash Incentives

Annual cash incentives are intended to motivate executives who significantly contribute to and influence OAOT's strategic plans and are responsible for the company's performance. The aim is to
o focus executives' attention on areas such as profitability and asset management,
o   encourage teamwork, and
o tie executive pay to corporate performance goals which are consistent with the long-term goals of stockholders and other investors.

Cash incentives are awarded based on the achievement of the annual financial and strategic goals we approve at the beginning of each year. These goals may include a target range of pretax earnings, earnings per share, return on equity, or other objective measurement consistent with long-term stockholder goals. We approve a

[OAOT LOGO]                                                                   21
target range for specific financial and/or strategic goals and a range of potential bonus amounts for each executive, stated as a percentage of base salary. Ranges of potential bonuses are determined based upon the executive's ability to affect OAOT's performance. Actual bonuses are awarded following the year end based on the actual achievement level of the specified corporate goals compared to the target range of achievement.

1998 cash incentive for Mr. Pratt and Mr. Hill. Neither Mr. Pratt nor Mr. Hill received a cash incentive payment for 1998.

Other highly compensated executives' 1998 cash incentive. In 1998, the committee approved a cash incentive for one executive officer equal to 20% of the target amount based on the successful completion of the rights offering and the initial public offering activities of OAOT.

Stock Options

Our equity compensation plan is designed to attract, retain and reward employees who make significant contributions toward achievement of our financial and operational objectives. Grants under the plan align the interests of our executives and employees with the long-term interests of our stockholders and motivate executives and employees to remain in our employ. Generally, grants are not made every year but are awarded subjectively based on a number of factors, including the achievement of our financial and strategic objectives, the individual's contributions toward the achievement of our financial and operational objectives, and the amount and term of options already held by each individual.

1998 Stock Option Awards. The committee granted stock options during 1998 to certain of its new executives and employees and also granted options to certain executives and employees for exceptional performance during 1998. The relative number of options granted to new executives and employees was based on each person's responsibilities.

IRS Limits on Deductibility of Compensation.

We are aware that Internal Revenue Code section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the compensation tables that is not "performance based" as defined in section 162(m). Our policy is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where stockholder value is maximized by an alternative approach.

By the Compensation Committee:

Yvonne Brathwaite Burke
Frank B. Foster, III
John F. Lehman


[OAOT LOGO]                                                                   22

--------------------------------------------------------------------------------
                   EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS
--------------------------------------------------------------------------------

                  1998 Annual Compensation for the Top Officers

-----------------------------------------------------------------------------------------------------------------------------
                                                                                        Long-Term
                                                 Annual Compensation(1)                Compensation
                                                                                          Awards
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        Securities
                                                                    Other Annual        Underlying          All Other
    Name and Principal                                              Compensation     Options/SARS (#)   Compensation ($)(2)
         Position            Year     Salary ($)     Bonus ($)           ($)
-----------------------------------------------------------------------------------------------------------------------------
Gregory A. Pratt,              1998    $ 114,538     $       0            --                      0          $ 2,000
Chief Executive
Officer and
President(3)
=============================================================================================================================
William R. Hill,               1998    $ 192,167     $       0            --                100,000          $ 2,000
former Chief
Executive Officer and          1997      150,037             0            --                      0            1,375
President (3)
                               1996      152,042       138,129            --                 28,333              875
=============================================================================================================================
Edgar M. Fields,               1998    $ 186,313     $       0            --                100,000          $ 2,000
former Chief
Operating Officer (3)          1997      150,040             0            --                 19,625            2,250

                               1996      154,027        74,075            --                100,000              900
=============================================================================================================================
Samuel D. Horgan,              1998    $ 199,932     $  50,000            --                100,000          $ 2,000
former Chief
Financial Officer (3)          1997       91,673        50,000            --                 86,292                0
=============================================================================================================================

Notes to Annual Compensation Table:

(1) Includes compensation that has been deferred by the top five officers under defined contribution plans.
(2) Represents the company matching contribution under a voluntary savings plan.
(3) Mr. Pratt joined OAOT in July 1998. Mr. Hill and Mr. Fields served in the positions noted until June 1998, and Mr. Horgan served in the position noted until January 1999.


[OAOT LOGO]                                                                   23

                            1998 Stock Option Grants

------------------------------------------------------------------------------------------------------------------------
                                                                                           Potential Realizable
                                                                                                    Value
                                                                                              at Assumed Annual
                                  Individual Grants(1)                                     Rates of Stock Price
                                                                                                Appreciation
                                                                                              for Option Term(2)
------------------------------------------------------------------------------------------------------------------------
                              Number of
                              Securities      % of Total
                              Underlying       Options/
                               Options/          SARS
                                 SARs         Granted to     Exercise or
                               Granted       Employees in    Base Price      Expiration         5%            10%
           Name                 (#)(3)       Fiscal Year      ($/Sh)           Date            ($)            ($)
------------------------------------------------------------------------------------------------------------------------
Gregory A. Pratt                     0           --              --             --             --             --
========================================================================================================================
William R. Hill                100,000           3.4%           $8.50        2/11/04       $   289,081   $    655,827
========================================================================================================================
Edgar M. Fields                100,000           3.4%           $8.50        2/11/04       $   289,081   $    655,827
========================================================================================================================
Samuel D. Horgan               100,000           3.4%           $8.50        2/11/04       $   289,081   $    655,827
------------------------------------------------------------------------------------------------------------------------

(1) All options have an exercise price equal to or greater than the fair market value of the shares subject to each option at the time of grant. The option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same-day sales (that is, a cashless exercise through a broker). The committee may modify the terms of outstanding options, including acceleration of the exercise date.

(2) These values assume that the shares appreciate at the compounded annual rate shown from the grant date until the end of the option term. These values are not estimates of our future stock price growth. Executives will not benefit unless the common stock price increases above the stock option exercise price.

(3) Each option vests 25% each year commencing on the first anniversary of the grant date and has a six-year term.



[OAOT LOGO]                                                                   24

          1998 Stock Option Exercises and Year-End Stock Option Values

---------------------------------------------------------------------------------------------------------------------------
                                                                Number of Securities           Value of Unexercised
                                                               Underlying Unexercised               In-The-Money
                                                                    Options/SARs                    Options/SARs
                               Shares                          at Fiscal Year-End (#)         at Fiscal Year-End (#)(1)
                             Acquired on       Value
           Name             Exercise (#)     Realized($)      Exercisable Unexercisable      Exercisable Unexercisable
---------------------------------------------------------------------------------------------------------------------------
Gregory A. Pratt                 0              --                     0         0           $        0   $         0
William R. Hill                  0              --                 7,084         0           $    7,084   $         0
Edgar M. Fields                  0              --                79,625   140,000           $   80,000   $    40,000
Samuel D. Horgan                 0              --                46,293   139,999           $        0   $         0

(1) Value is calculated using the difference between the option exercise price and the year-end stock price of $3.00, multiplied by the number of shares subject to an option.

Employment Contracts; Severance and Change-in-Control Arrangements

Mr. Pratt's employment agreement provides for his employment on an "at will" basis. Under this agreement, his initial salary in 1998 was paid at the annual rate of $250,000 and is subject to annual review. In January 1999, Mr. Pratt's salary was raised to $275,000. Mr. Pratt will be entitled to a bonus of up to 100% of his base salary upon the achievement of certain company and individual milestones. As a condition of his employment agreement, OAOT agreed to issue to Mr. Pratt, at fair market value, 750,000 restricted shares of OAOT common stock. If his employment is terminated without cause, Mr. Pratt will be entitled to payment of his salary and certain benefits for a period of 12 months. Mr. Pratt has agreed not to compete with OAOT during the term of his employment and for one year after his termination of employment, or for a lesser term of not less than six months if approved by the board of directors.

Mr. Ronald Branch joined OAOT in December 1998 as an executive officer. Mr. Branch's employment agreement provides for his employment on an "at will" basis. Under this agreement, his initial salary will be paid at the annual rate of $250,000, and he will be entitled to a bonus of up to 100% of his base salary upon the achievement of certain company and individual milestones. Mr. Branch also received an option to purchase 500,000 shares of our common stock. If his employment is terminated without cause, Mr. Branch will be entitled to payment of his salary and health insurance coverage for a period of 12 months. Mr. Branch has agreed not to compete with OAOT during the term of his employment and for one year after his termination of employment.

Mr. Hill's employment agreement provided for his employment at an annual base salary of $150,000 and incentive bonuses upon the achievement of certain objectives. His compensation was modified for 1998 to increase his salary to $250,000. No bonus was paid to Mr. Hill for services rendered in 1998. Mr. Hill's employment was terminated in June 1998 and OAOT continued paying his base salary through December 1998. Mr. Hill is restricted from competing with OAOT under the terms of this agreement until December 1998.

Mr. Field's employment was terminated in September 1998, and OAOT will continue to make severance payments equal to his


[OAOT LOGO]                                                                   25
basic salary through September 1999. Mr. Fields is restricted from competing with OAOT under the terms of his non-compete agreement until September 1999. Mr. Horgan's employment was terminated in January 1999, and OAOT will continue to make severance payments equal to his basic salary through December 1999. Mr. Horgan is restricted from competing with OAOT until December 31, 1999, under the terms of his agreement.

Relationships and Related Transactions with Management and Others

In July 1998, we acquired all of the outstanding capital stock of OAO Services, Inc. pursuant to an agreement among OAOT, OAO Services, OAO Corporation and William Hill. Prior to the acquisition, OAO Services was a majority-owned subsidiary of OAO Corporation, and Mr. Hill was a stockholder of OAO Services. In addition, Mr. Hill is our former chief executive officer and a member of our board of directors. Mr. Cecile Barker, the chairman of the board of directors and chief executive officer of OAO Corporation and the holder of 95% of OAO Corporation's outstanding shares of capital stock, is vice chairman of our board of directors, owns approximately 19% of our outstanding shares of common stock, and is our second largest stockholder.

The purchase price payable by OAOT to OAO Corporation and Mr. Hill includes the following amounts:
o cash in the amount of $2,305,000 subject to downward adjustment based on a post-closing audit of and certain adjustments to be made to OAO Services' balance sheet relating to the repayment of intercompany receivables by OAO Corporation to OAO Services and a cash contribution by OAO Corporation to OAO Services with respect to OAO Services' net equity;
o payment by us to Sanwa Business Credit Corporation of $4,561,000 to retire the portion of outstanding debt under a financing agreement among Sanwa, OAO Corporation, OAO Services and a wholly-owned subsidiary of OAO Corporation which was secured by the outstanding accounts receivable of OAO Services and assumed by us in the acquisition; and
o earn-out payments up to a maximum aggregate amount of $5,000,000, as more fully described below.

A portion of OAO Corporation's share of the cash payment outlined above in the amount of $1,100,000 was paid by us at the closing directly to Sanwa in partial repayment of outstanding borrowings of OAO Corporation under its financing agreement with Sanwa. The balance of the cash payment has been retained by us until the completion of the audit and the determination of the purchase price adjustments described above, at which time the remaining balance of the cash payment, if any, will be paid to the stockholders or credited against amounts owed by them to OAOT. With respect to the earn-out payments, we will make additional cash payments to Mr. Hill and OAO Corporation in amounts equal to 10% of our pre-tax profit in excess, if any, of $2,000,000 (which amount is subject to annual increases based on increases in our outstanding shares of common stock), for the three years ending December 31, 1999, 2000 and 2001. The aggregate of all earn-out payments will not exceed $5,000,000, and each earn-out payment will be payable by us on the 90th business day after receipt of our audited financial statements for the year for which the payment is to be made.

Mr. Hill also paid OAOT the sum of $318,684 from his proceeds of the cash purchase price ($345,750) of the OAO Services acquisition by OAOT. This amount represented repayment of a promissory note delivered by Mr. Hill to OAOT in May 1998 in the principal amount of $267,000, interest in the amount of $6,260, and reimbursement for amounts advanced to Mr. Hill by OAOT for personal expenses.

The consideration for the acquisition was negotiated at arms length among the


[OAOT LOGO]                                                                   26
parties to the stock purchase agreement. In deriving the consideration, we considered, among other things, the financial condition of OAO Services and its business, operations and earnings prospects.

Pursuant to the terms of an Option Cancellation Agreement dated July 11, 1997, among OAOT, Safeguard, OAO Corporation, OAO Services, Mr. Barker and Mr. Hill, OAOT and Safeguard were each to receive from OAO Corporation one-half of the following amounts:
o the greater of $1.0 million or an amount equal to the lesser of $3.0 million or three percent of the total sales price from the sale of both OAO Corporation and OAO Services which occurs prior to April 8, 2000,
o the greater of $1.0 million or an amount equal to the lesser of $2.0 million or three percent of the total sales price from any sale of OAO Corporation which occurs prior to April 8, 2000 and at such time that OAO Services is not an affiliate of OAO Corporation,
o the greater of $1.0 million or an amount equal to the lesser of $3.0 million or three percent of the market capitalization of OAO Corporation if OAO Corporation consummates an initial public offering of its equity securities prior to April 8, 2000, or
o the greater of $1.0 million or an amount equal to the lesser of $2.0 million or two percent of the market capitalization of OAO Corporation if OAO Services is no longer affiliated with OAO Corporation at the time of the OAO Corporation IPO.

As a condition to and contemporaneously with the acquisition of OAO Services, the parties to the Option Cancellation Agreement entered into an Amendment to Option Cancellation Agreement terminating the rights of OAOT and Safeguard to payment upon the events described above.

Also in July 1998, in connection with the acquisition of OAO Services, OAOT entered into an administrative services agreement with OAO Corporation under which OAO Corporation provided OAO Services with administrative support services through the earlier of the date that OAOT determined, in its sole discretion, that it no longer required such services, or December 31, 1998. In consideration for providing those services, OAOT paid OAO Corporation $100,000 per month. During the twelve-month period ended December 31, 1998, OAOT incurred $364,000 of costs under this agreement.

Also in connection with its purchase of OAO Services from OAO Corporation, OAOT loaned OAO Corporation approximately $2.5 million. OAOT entered into a promissory note from OAO Corporation for this amount bearing interest at prime plus 2.0%, due December 1, 1999. The note is guaranteed by a pledge of approximately 1.3 million shares of OAOT common stock, valued at approximately $3.9 million, owned by Mr. Barker, who is chairman and CEO of OAO Corporation, holder of 95% of OAO Corporation's outstanding shares, and vice chairman of OAOT's board.

Effective November 1, 1998, OAOT entered into an agreement and plan of merger with ETG Acquisition Corporation, a wholly owned subsidiary of OAOT, Enterprise Technology Group, Inc., a Delaware corporation ("ETG"), and ETG's three stockholders. In accordance with the agreement, ETG was merged with ETG Acquisition Corporation, with ETG Acquisition Corporation continuing on as the surviving corporation. By virtue of this merger, the name of the surviving corporation was changed to Enterprise Technology Group, Inc.

Pursuant to the agreement and plan of merger, the ETG stockholders exchanged all of the issued and outstanding stock of ETG, consisting of 1,000 shares of common stock, for 222,222 shares of OAOT common stock. The ETG stockholders were granted certain "piggyback" registration rights whereby under certain circumstances, and subject to certain conditions, they may include shares of common stock in any registration of shares of common stock. Mr.


[OAOT LOGO]                                                                   27

Pratt, our chief executive officer, was one of the ETG selling stockholders, and exchanged 500 shares of ETG common stock he owned for 111,111 shares of OAOT common stock. Prior to the merger, OAOT provided ETG interest free advances totaling approximately $216,000. Additionally at closing, OAOT repaid ETG's stockholder loans of approximately $109,000.

The acquisition has been accounted for under the purchase method of accounting; thus, the results of operations of the acquired company have been included in the consolidated financial statements from the date of acquisition. The purchase price was allocated based on the fair value of the assets acquired, including approximately $28,000 of cash, and the liabilities assumed at the date of acquisition. The purchase resulted in an excess of purchase price over net assets acquired of approximately $1.0 million, which is being amortized on a straight-line basis over 7 years.

We have an administrative services agreement with Safeguard for certain services, including consultation regarding our general management, investor relations, certain legal services, and tax research and planning. The annual administrative services fee is equal to a maximum of 1% of gross revenues each year, not to exceed $500,000. This fee does not cover extraordinary services provided by Safeguard or services that are contracted out. We expensed $500,000 during 1998 for these services.

Pursuant to the terms of the registration rights agreement dated April 8, 1996, among Safeguard, OAOT, William Hill and OAO Corporation, in January 1998 OAOT paid Safeguard $50,000 representing reimbursement of internal expenses in connection with OAOT's initial public offering.


[OAOT LOGO]                                                                   28

                      [OAO TECHNOLOGY SOLUTIONS, INC. LOGO]
                           7500 Greenway Center Drive
                                   16th Floor
                               Greenbelt, MD 20770
                                 (301) 486-0400

--------------------------------------------------------------------------------
                  DIRECTIONS TO THE RENAISSANCE MAYFLOWER HOTEL
                1127 Connecticut Avenue, NW, Washington, DC 20036
                                 (202) 347-3000
--------------------------------------------------------------------------------

From the North (New York, Philadelphia, Baltimore)

Take I-95 South to 495 (the National Capital Beltway). Take 495 West Bound (Rockville/Silver Spring) to Exit 33 (Connecticut Avenue South). Follow Connecticut Avenue south approximately 7 miles to the Hotel. The Hotel will be on the left (between "M" and "L" Streets).

From the North via New York Avenue/Route 50

295 South runs into 50 West. Take New York Avenue exit. Take New York Avenue (approximately 7 miles) to "L" Street. Make a right on "L" Street. Take "L" Street to Massachusetts Avenue. Make a left at 15th Street. Take 15th Street to "K" Street. Make a right on "K" Street and get into the service lane. Make a right on Connecticut Avenue. The Hotel is 1 1/2 blocks on the right between "L" Street and "M" Street.


From Washington National Airport

By Car: from the airport take Washington, DC exit. Follow George Washington Parkway over the 14th Street Bridge to 14th Street (Route 1). Stay on 14th Street to "K" Street. Turn left onto "K" Street. At 17th Street move into service lane of "K" Street and make a right onto Connecticut Avenue. Go two blocks; the Hotel is on the right.

By Metro (subway): from National Airport Metro Station:

o By Yellow Line: from National Airport take Metro six stops to Gallery Place/Chinatown. Transfer to the Red Line towards Shady Grove. Go two stops to Farragut North Metro Station and exit to "L" Street. The Hotel is one block from the exit.
o By Blue or Orange Line: from National Airport take Metro to Metro Center. Transfer to the Red Line towards Shady Grove. Go one stop to Farragut North Metro Station and exit to "L" Street. The Hotel is one block from the exit.
o By Red Line: the Hotel is located at Farragut North metro stop, 1/2 block from the "L" Street exit.

--------------------------------------------------------------------------------

From the South (Richmond)

Take I-95 North towards Washington. Take 395 North Washington. Stay in left lane and follow signs to Washington/Route 1 to the 14th Street Bridge. Cross the bridge and a take 14th Street to "K" Street, NW. Go left on "K" Street. Follow "K" Street to Connecticut Avenue. The Hotel is 1 1/2 blocks on the right. (To make right turn onto Connecticut Avenue you must be in the far right service lane).

From the West via I-66 (Falls Church, McLean/Tysons,
Vienna, Centreville)

Take I-66 Eastbound toward Washington. I-66 runs into Constitution Avenue. Take Constitution Avenue to 17th Street. Make a left onto 17th Street. 17th Street runs into Connecticut Avenue at "K" Street. The Hotel is 1 1/2 blocks on the right.

--------------------------------------------------------------------------------

Coming from I-270 (Frederick, Germantown)

Take I-270 South to 495 South towards Virginia. Take George Washington Parkway exit to Theodore Roosevelt Bridge exit to Washington. Go over bridge staying in the center left lane. Follow signs for "E" Street. Take "E" Street to 17th Street, NW. Take a left onto 17th Street. 17th Street runs into Connecticut Avenue at "K" Street. The Hotel is 1 1/2 blocks on the right.

--------------------------------------------------------------------------------


[OAOT LOGO]

P R O X Y


                         OAO TECHNOLOGY SOLUTIONS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate how you wish to vote, on the back of this card. Please return this card promptly in the enclosed envelope. Your vote is important.

When you sign and return this proxy card, you

o appoint Gregory A. Pratt and A. Christopher Ducanes, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on May 14, 1999, and at any adjournments of that meeting;
o authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and
o  revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR ADOPTION OF THE AMENDMENTS TO THE 1996 EQUITY COMPENSATION PLAN, FOR ADOPTION OF BOTH AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION, FOR RATIFICATION OF THE SELECTION OF AUDITORS, AND AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

                          | | FOLD AND DETACH HERE | |

                                                            Please mark
                                                            your votes as
                                                            indicated in    |X|
                                                            this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3,4 AND 5.

1. ELECTION OF DIRECTORS             FOR   | |      WITHHELD | |
   Nominees:                                        FOR ALL
   Jerry L. Johnson                  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
   Cecile D. Barker                  INDIVIDUAL NOMINEE WHILE VOTING FOR THE
   Gregory A. Pratt                  REMAINDER, STRIKE A LINE THROUGH THE
   Yvonne Brathwaite Burke           NOMINEE'S NAME IN THE LIST.
   Frank B. Foster, III
   John F. Lehman
   Richard B. Lieb


2. ADOPTION OF THE AMENDMENTS TO THE     3. AMENDMENT TO THE CERTIFICATE
   1996 EQUITY COMPENSATION PLAN            OF INCORPORATION TO INCREASE
                                            AUTHORIZED COMMON SHARES

FOR | | AGAINST | | ABSTAIN | |           FOR | | AGAINST | | ABSTAIN | |


4. AMENDMENT TO THE CERTIFICATE
   OF INCORPORATION TO INCREASE
   AUTHORIZED PREFERRED SHARES

FOR | | AGAINST | | ABSTAIN | |

5. RATIFICATION OF AUDITORS

FOR | | AGAINST | | ABSTAIN | |

SIGNATURE(S)                                                    DATE:

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. IF SHARES ARE JOINTLY OWNED, YOU MUST BOTH SIGN. INCLUDE YOUR FULL TITLE IF YOU ARE SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, OR ON BEHALF OF A CORPORATION OR PARTNERSHIP.


                          | | FOLD AND DETACH HERE | |

                                [GRAPHIC OMITTED]

                           7500 Greenway Center Drive
                                   16th Floor
                               Greenbelt, MD 20770

                              Phone: (301) 486-0400
                              Fax:   (301) 486-0415


                For more information, please visit our website at
                                  www.oaot.com